AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of June, 2001, by and between THE TOPPS COMPANY, INC., a Delaware corporation (the "Company"), and ARTHUR T. SHORIN, a resident of New York (the "Executive").



                              W I T N E S S E T H:

     WHEREAS, the Executive and the Company are parties to an employment agreement originally effective as of October 28, 1991, as amended from time to time (the "Employment Agreement");

     WHEREAS, pursuant to Section 16 of the Employment Agreement, the parties may amend the Employment Agreement by written instrument;

     WHEREAS, the Executive and the Company desire to amend the Employment Agreement to set forth the terms on which the Executive will serve as Chief Executive Officer of the Company through May 31, 2003;

     WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions herein provided;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. EMPLOYMENT

     The Company agrees to employ the Executive and the Executive agrees to serve the Company on the terms and conditions set forth herein.

     Section 2. TERM

     This Agreement shall have a two-year term (the "Initial Term"), which shall commence as of the date first above written (the "Effective Date") and end on May 31, 2003, unless terminated earlier as provided in Section 6 hereof. Notwithstanding the foregoing, the Initial Term of this Agreement shall automatically be extended on the "Renewal Terms", as defined in subsection 7(d), unless either party has given the other a notice of intention not to extend in accordance with subsection 7(d).

     Section 3. POSITION AND DUTIES

     (a) The Executive shall serve as sole President and Chief Executive Officer of the Company and shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are similar in nature to those duties and services customarily associated with the position of Chief Executive Officer, as well as such other similar duties and services as may be reasonably prescribed from time to time by the Board of Directors of the Company (the "Board"). The Executive shall perform such duties to the best of his ability and in a diligent and proper manner.

     (b) Subject to the next succeeding sentence, except during customary vacation periods and periods of illness, the Executive shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company. The Company hereby acknowledges that the Executive shall be permitted to devote a reasonable amount of his business time, consistent with his duties to the Company, to the management of personal and family interests.

     Section 4. PLACE OF PERFORMANCE

     In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company located in New York, New York, except for reasonably necessary travel on the Company's business and in connection with the performance of his duties hereunder.

     Section 5. COMPENSATION AND RELATED MATTERS

     (a) Base Salary. During the term of this Agreement, the Company shall pay to the Executive a base salary ("Base Salary") at a rate of $985,000 per annum, which may be increased from time to time in the sole discretion of the Compensation Committee of the Board (the "Committee"). Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary hereunder.

     (b) Extension Bonus. As soon as practicable following the Effective Date, the Company shall pay the Executive an extension bonus equal to $500,000.

     (c) Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.


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

     (d) Other Benefits.

          (i) Nothing contained herein shall affect adversely the Executive's right to participate in any of the Company's employee pension, profit sharing, tax-deferred savings and welfare benefit plans provided for employees generally (other than severance plans), or in any executive compensation arrangements (including, without limitation, Company-paid medical insurance and medical expense reimbursement plans, and cash or equity-based incentive compensation plans) in which any of the executive officers of the Company are entitled to participate (collectively, the "Company Compensation Plans"), but the benefits provided under this Agreement shall be in lieu of all other benefits provided under any Company severance plan. Except as otherwise provided herein, during the term of this Agreement, the Executive shall be entitled to participate in all Company Compensation Plans on a basis which is no less favorable than for other senior executive officers of the Company and thereafter, to the extent post-termination benefits are required under the terms of the respective Company Compensation Plans.

          (ii) During the term of this Agreement, the Executive shall not be eligible to participate in the Company's group term life insurance program. The Executive shall be eligible to participate in the Company's Long-Term Disability Insurance Plan in accordance with its terms as in effect from time to time during the term of this Agreement (the "LTD Plan").

          (iii) The Company and the Executive agree that nothing in this Agreement shall preclude the Company from amending or terminating any Company Compensation Plan whether now or hereinafter in effect, it being the intent of the parties that the Executive shall continue to be entitled during the Executive's term of employment to benefits under such Company Compensation Plans at least equal to those under which he is covered as of the date of execution of this Agreement. Nothing in this Agreement shall operate as, or be construed to authorize, a reduction without the Executive's written consent of the level of such benefits; in the event of any such reduction, by amendment or termination of any such Company Compensation Plan, the Executive shall continue to be entitled to receive from the Company during the term of this Agreement benefits at least equal in value to the benefits to which the Executive would have been entitled under such Company Compensation Plans if such reduction had not taken place.

     (e) Bonus Compensation. For each fiscal year of the Company during the term of this Agreement, the Executive shall be eligible for a target bonus opportunity which is no less favorable than that provided for other senior executive officers of the Company. Determination of the Executive's bonus shall be based on the same objectives used for determining bonus payouts for other senior executives of the Company.

     (f) Option Awards. Future grants of options to the Executive shall be made under the Company's option plans at the discretion of the Committee.

     (g) Other Incentive Compensation Arrangements. During the term of this Agreement, without limitation upon the rights otherwise conferred under this Section, the Executive shall be entitled to participate in all newly-implemented equity or cash-based incentive compensation arrangements on the same basis as other senior executive officers of the Company.


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

     (h) Supplemental Pension Agreement. Not later than thirty (30) days following the execution of this Agreement, the parties hereto shall enter into the Amended and Restated Supplemental Pension Agreement (the "Supplemental Pension Agreement"), which shall then be attached hereto as Exhibit A, to incorporate in one document the terms of Executive's existing supplemental pension agreement dated May 19, 1986, as amended through June 1, 2001.

     (i) Vacations. During the term of this Agreement, the Executive shall be entitled to the number of paid vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation policy as in effect immediately prior to the execution of this Agreement.

     (j) Services Furnished; Perquisites. During the term of this Agreement, the Company shall furnish the Executive with office space, secretarial assistance and such other facilities, services and perquisites as are being furnished to the Executive immediately prior to the date of this Agreement or as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3.

     Section 6. TERMINATION

     The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

     (a) Death or Disability.

          (i) The Executive's employment hereunder shall terminate upon his death.

          (ii) If the Executive shall have been unable to perform his duties due to physical or mental illness for a period of six consecutive months, or for a period of six months within any twelve month period then, notwithstanding the provisions of Section 2, the Company may at any time after the end of the applicable period of nonperformance give to the Executive a Notice of Termination (as defined in subsection 6(e)) and his employment hereunder shall terminate on the date provided in subsection 6(f).

     (b) Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (A) the engaging by the Executive in willful misconduct which is demonstrably and materially injurious to the Company, or (B) the conviction of the Executive of a felony involving moral turpitude with all appeals related to such conviction having been exhausted. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (i) reasonable notice (the "Preliminary Notice") setting forth, in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause, (ii) an opportunity for the Executive to cure any action alleged as the basis for termination under clause (A) above,
(iii) a reasonable opportunity for the Executive,  together with his counsel, to


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

be heard before the Board, and (iv) a Notice of Termination stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of conduct set forth in clauses (A) or (B) above, and specifying the particulars thereof in detail. Upon receipt of the Preliminary Notice, the Executive shall have thirty (30) days in which to appear before the Board with counsel, or take such other action as he may deem appropriate, and such thirty (30) day period is hereby agreed to as a reasonable opportunity for the Executive to be heard.

     (c) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) a failure by the Company to comply with any material provision of this Agreement including, without limitation, sub-section 13(c) hereof, which has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company, (B) the assignment to the Executive by the Company of duties inconsistent with the Executive's position, authority, duties, responsibilities or status with the Company as in effect immediately after the date of execution of this Agreement including, but not limited to, any reduction whatsoever in such position, authority, duties, responsibilities or status, or a change in the Executive's titles or offices, as then in effect, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions, except in connection with the termination of his employment on account of his death, disability, or for Cause, (C) any reduction in compensation or benefits without the Executive's prior written consent, (D) the requirement of excessive travel on the part of the Executive, (E) a relocation by the Company of the Company's principal executive offices or of the Executive's principal place of employment to any location outside the Borough of Manhattan, (F) any other material change in the conditions of employment if the Executive determines in good faith that his customary duties can no longer be performed because of the change, (G) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection 6(h) hereof or, in the case of a termination allegedly for "Cause", which fails to satisfy the requirements of clauses (i) through (iv) of subsection 6(b) hereof (and for purposes of this Agreement no such purported termination for Cause shall be effective), or (H) the occurrence of a "Change in Control" of the Company, as defined in Section 8 of the Option Plan, except that, (i) in determining whether a Change in Control has occurred, the fact that the Board may have previously approved the acquisition of voting securities, or tender or exchange offer for the purchase of the Company's common stock, shall be disregarded and (ii) such event shall only be an event of Good Reason if a Notice of Termination as a result of such event is given by the Executive to the Company within 24 months after the occurrence thereof.

     (d) Termination by the Executive on Account of Retirement. The Executive may terminate his employment by reason of his retirement by delivery to the Company of written notice, no later than seven months prior to the end of the Initial Term (i.e., by November 1, 2002), indicating his intention to retire on May 31, 2003. Any such retirement shall be treated as having been approved by the Company and the Committee for purposes of all Company plans and executive compensation agreements.


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

     (e) Termination by the Executive without Good Reason. The Executive may terminate his employment without Good Reason at any time.

     (f) Termination by the Company without Cause The Company may terminate the Executive's employment without Cause at any time.

     (g) Certain Terminations Treated as on Account of Retirement. Solely for purposes of determining the Executive's rights under the Company's option plans and other compensation plans that determine benefits in whole or in part by reference to whether the Executive has retired, a termination of the Executive's employment pursuant to subsection 6(c), subsection 6(e) and subsection 6(f) shall also be treated as on account of Retirement with the consent of the Company and the Committee. This subsection 6(g) shall not apply unless the Executive complies with his obligations under Sections 11 and 12 of the Agreement.

     (h) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (i) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, (iii) if the Executive's employment is terminated by reason of the expiration of the term of this Agreement under Section 2 hereof, the date of such expiration, (iv) if the Executive's employment is terminated by reason of retirement, May 31, 2003, or such earlier date as mutually agreed upon by the parties, and (v) if the Executive's employment is terminated for any other reason, thirty (30) days after Notice of Termination is given.

     Section 7. COMPENSATION UPON TERMINATION

     The compensation and benefit arrangements set forth in this Section 7 shall be paid or provided for by the Company upon termination of the Executive's employment under the circumstances indicated.

     (a) Compensation and Benefits Provided in All Events. The following payments or benefits shall be provided by the Company to the Executive or his Beneficiaries (as defined in subsection 7(b) below) upon termination of employment from the Company for any reason:

          (i) his Base Salary through the Date of Termination;

          (ii) any unpaid bonus compensation in respect of the Company's fiscal year ended on or immediately prior to the Date of Termination;


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

          (iii) all supplemental pension benefits which have accrued through the Date of Termination under the Supplemental Pension Agreement, taking into account any additional service and compensation required to be credited under this Agreement, in the manner specified in the Supplemental Pension Agreement. Payments to the Executive or his Beneficiaries shall be made first from the Rabbi Trust (as defined in the Supplemental Pension Agreement), to the extent assets are then available to be paid from the Rabbi Trust in accordance with the provisions thereof, and thereafter by the Company, to the extent of any insufficiency;

          (iv) all benefits to which the Executive is then entitled under the provisions of each Company Compensation Plan in which the Executive is a participant on the Date of Termination; and

          (v) all rights afforded under the provisions of, the Company's by-laws and Certificate of Incorporation relating to indemnification and under the provisions of the Company's insurance arrangements for the benefit of its directors and officers, each on the same basis provided as for all other former senior executives of the Company, or any more favorable basis provided under Section 9 of this Agreement.

     Except as specifically provided below, the Company's sole obligation to the Executive or his Beneficiaries upon any termination of employment shall be to provide the foregoing benefits.

     (b) Benefits Payable on Death. If the Executive's employment is terminated on account of his death, the Company shall pay to the beneficiary or beneficiaries who have been identified in a written notice delivered to the Company by the Executive prior to his date of death (his "Beneficiaries") in a lump sum payment, within 30 days thereafter, an amount equal to $500,000. If no written notice designating the Executive's beneficiaries has been received by the Company prior to his date of death, the Executive's estate shall be treated as his "Beneficiary" for all purposes of this Agreement.

     (c) Benefits Payable Upon Disability. If the Company terminates the employment of the Executive under subsection 6(a)(ii) by reason of disability, the Company shall pay to the Executive, the amount of long-term disability benefits required to be maintained under subsection 5(d)(ii), if any, for so long as the Executive is disabled and remains entitled to benefits under the LTD Plan. Upon the Date of Termination because of disability, there shall be pro-rata vesting of the Executive's bonus compensation for the year of termination and the Executive shall be paid a pro-rata bonus in a cash lump sum within five days from the Date of Termination, determined by multiplying the bonus paid or payable to the Executive for the prior fiscal year by a fraction, the numerator of which is the number of days from the beginning of the fiscal year in which the Date of Termination occurs until the Date of Termination, and the denominator of which is 365 (a pro-rata bonus determined in this manner is referred to in subsection 7(e)(A)(II) below as a "Pro-Rata Bonus"). Prior to termination for disability, full compensation and benefits shall continue to be provided to the Executive. After the Date of Termination, the Executive's medical coverage under the Company Compensation Plans shall continue to be provided at Company expense in accordance with the applicable Company plans or practices in effect on the Date of Termination.


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

     (d) Benefits Payable by Company on Extension or on Failure to Extend Beyond Initial Term. If the Executive's employment as President and Chief Executive Officer has continued through May 31, 2003 (the "Expiration Date") and, following delivery by the Executive to the Company of written notice, no later than November 1, 2002, indicating his desire to extend the Initial Term, the Company has not, prior to March 1, 2003, given the Executive written notice of non-renewal, then the Agreement shall automatically be extended for an additional two years, until May 31, 2005, with (i) the same position and responsibilities as previously in effect, (ii) a minimum increase in Base Salary equal to the percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) for New York-Northern, N.J., All Items from June 1, 2001 to May 31, 2003, (iii) other employment terms, benefits and conditions (including severance pay and the benefits provided under this subsection 7(d)) which are not less favorable than those in effect immediately prior to the Expiration Date, or the economic equivalent thereof, and (iv) an extension bonus of $500,000 (the "Renewal Terms").

     If the Company has given the Executive timely notice of non-renewal, then the Company shall provide the Executive with the following benefits:

               (A) payment of the same benefits as specified for a termination pursuant to Section 7(e) except that the severance multiplier for purposes of subsection 7(e)(A)(I) shall be two times, instead of three times, the benefit continuation period for purposes of subsection 7(e)(B) shall be two years, instead of three years, and two years of pension service credit shall be provided and the severance
          compensation   paid  shall  be  treated  as  paid   ratably  over  the
          twenty-four month period following the Date of Termination, for purposes of subsection 7(e)(C); and

               (B) the Company and the Executive shall enter into a consulting agreement on the terms set forth in subsection 7(g).

     (e) Benefits Payable on Termination by Company without Cause or by Executive with Good Reason. If (x) Executive's employment shall be terminated by the Company without Cause (i.e., a termination that is not on account of the expiration of the term of this Agreement under Section 2, or for one of the reasons specified in subsections 6(a)(i), 6(a)(ii), 6(b), 6(d) or 6(e)), or (y) the Executive shall terminate his employment for Good Reason, then the Executive shall be entitled to the following additional benefits described under paragraphs (A), (B), (C) and (D) below:

               (A) The Company shall pay to the Executive as severance pay, in a cash lump sum, on the fifth day following the Date of Termination the following amounts, which shall not be discounted to take into account present value:

               (I) a payment made as liquidated damages equal to three times the sum of (a) the annual Base Salary, at the rate in effect at the time Notice of Termination is given, and (b) the highest annual bonus compensation (disregarding any extension bonuses) paid to the Executive with respect to any of the three fiscal years ended coincident with or immediately prior to the Date of Termination; and

               (II) if the Executive's Date of Termination coincides with the end of the Company's fiscal year, a full bonus for the year of termination, as described in, and based on the criteria set forth in subsection 5(e) (but in lieu of the bonus called for by subsection 7(a)(ii)), based on the targets set for the Company's fiscal year in which the termination occurs and the degree of attainment of performance objectives for such fiscal year, or if the Executive's Date of Termination occurs prior to the end of any Company fiscal year, a Pro-Rata Bonus, as determined by the Committee in good faith.

               (B) Except as provided in subparagraph (C) below, the Company shall, for a period of three years from the Date of Termination, at the Company's expense, allow the Executive to continue to participate in all Company Compensation Plans (other than cash and equity-based incentive compensation plans) in which the Executive was entitled to participate immediately prior to the Date of Termination (or pay to the Executive the after-tax economic equivalent thereof), but without duplication of the other benefits provided under this subsection 7(e), and shall continue to maintain for the Executive all long-term disability insurance benefits required to be provided under subsection 5(d)(ii), if any, and all related executive perquisites, including a suitable office and secretary located in midtown Manhattan, and a suitable car and driver.

               (C) The Company shall  provide the Executive  with three years of additional service credit for pension purposes under the Executive's Supplemental Pension Agreement. In addition, compensation paid or payable pursuant to subsections 7(e)(A)(II) above shall be treated as paid in the month immediately preceding the Date of Termination, compensation paid or payable pursuant to subsection 7(e)(A)(I) above shall be treated as paid ratably over the thirty-six months following the Date of Termination and all such compensation shall be counted in determining final average compensation for purposes of calculating "Actual Service Benefit" under such Agreement. The present value of the Executive's applicable benefit under the applicable formula under the Supplemental Pension Agreement, taking into account such additional service credit and compensation only for purposes of the "Actual Service Benefit" shall be determined within thirty days of the Date of Termination by the actuary engaged pursuant to, and by using the actuarial assumptions prescribed in, the Supplemental Pension Agreement. Such value shall be paid to the Executive in a cash lump sum within fifteen days thereafter, along with a copy of the actuary's determination, notwithstanding any contrary provision of the Supplemental Pension Agreement. Upon the making of such payments in full, the Company shall have no further obligation to the Executive relating to the Supplemental Pension Agreement, either under the terms of such Agreement or under this Agreement.

               (D) All stock options held by the Executive which have not previously become exercisable shall immediately vest and become exercisable upon such termination, and shall thereafter remain exercisable in accordance with their terms.

     (f) Benefits Payable on Termination by Reason of Retirement. If Executive's employment shall be terminated by reason of retirement pursuant to subsection 6(d), the Executive shall be entitled to the following benefits:

               (A) payment of the same benefits as specified for a termination pursuant to subsection 7(e), except that the severance multiplier for purposes of subsection 7(e)(A)(I) shall be one times, instead of three times, the benefit continuation period for purposes of subsection 7(e)(B), shall be one year, instead of three, and one year of pension service credit shall be provided and the severance compensation paid shall be treated as paid ratably over the twelve-month period following the Date of Termination, for purposes of subsection 7(e)(C); and

               (B) the Company and the Executive shall enter into a consulting agreement on the terms set forth in subsection 7(g).

     (g) Consulting Arrangement Following Certain Terminations. Following any termination of the Executive's employment pursuant to subsection 6(d) or 6(f), the Company shall engage the Executive as a consultant to the Company for a period commencing on the Date of Termination, and ending on the third anniversary of such date (the "Consulting Period"). During the Consulting Period, the Company shall (i) pay the Executive $350,000 per annum, payable quarterly in advance, and (ii) continue to provide the Executive with all related executive perquisites, including a suitable office and secretary located in midtown Manhattan and a suitable car and driver (collectively, the "Consulting Fees"); provided, however, that the Company's obligation to pay the Executive the Consulting Fees shall be contingent on the Executive performing up to 125 hours of consulting services per fiscal quarter, as reasonably requested by the Board or newly appointed CEO during that period. Notwithstanding the foregoing, the Executive, at his election, shall be entitled to terminate the Consulting Period and cease providing consulting services at any time after the one-year anniversary of the Expiration Date. In that event, all further Consulting Fees and related benefits shall cease.

     (h) The Company's obligation to make the payments provided for in this Agreement, or otherwise to perform its obligations hereunder, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of his employment hereunder or otherwise.

     (i) Additional Payments.

          (i) In all events, if any payments to the Executive from the Company, or any vesting of options, whether occurring pursuant to Section 7 hereof or otherwise made to the Executive by the Company (the "Payments"), are or will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "IRC") (the "Excise Tax") (or any similar tax that may hereafter be imposed), the Company shall pay to the appropriate taxing authorities on behalf of the Executive at the time specified in subsection 7(i)(iii) below an additional amount (the "Gross-Up Payment") such that the net amount retained by him, after reduction by all Excise Taxes, and all federal, state and local income taxes on the Payments and the Gross-Up Payment, shall be equal to the net amount which would have been retained by him had no part of the Payments been subject to the Excise Tax. For purposes of determining whether any of the Payments will be subject  to the  Excise  Tax and the  amount of such  Excise  Tax,  (A) all payments or benefits received or to be received by the Executive in connection with his termination of employment (whether pursuant to the terms of this Agreement or any Company Compensation Plan), shall be treated as "parachute payments" within the meaning of IRC Section 280G(b)(2), and all "excess parachute payments" within the meaning of IRC Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless (i) the Executive otherwise agrees in writing that IRC Section 4999 is not applicable, or (ii) in the opinion of tax counsel selected by the Company's independent auditors, and acceptable to the Executive ("Counsel"), such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of IRC Section 280G(b)(4) in excess of the base amount within the meaning of IRC Section 280G(b)(3), or are otherwise not subject to the Excise Tax,
     (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (A), above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of IRC Sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of federal, state and local income taxation, respectively, in the calendar year in which the Gross-Up Payment is to be made. In the event that the Excise Tax is at any time determined by Counsel or by the Internal Revenue Service ("IRS") to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment or thereafter (including, without limitation, by reason of (A) a preliminary determination by the parties that no Gross-Up Payment was due under this subsection 7(i) or (B) a determination which otherwise underestimates the amount of the Gross-Up Payment due under this subsection 7(i)), the Company shall make an additional Gross-Up Payment in respect of such excess (plus all interest and penalties payable with respect to such excess) at the time the amount of such excess is finally determined. In the event that the Excise Tax is subsequently determined by Counsel or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Gross-Up Payment that would not have been paid if such Excise Tax had been correctly applied in initially calculating such Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in IRC

     Section 1274(b)(2)(B). Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

          (ii) A Gross-Up Payment shall be made not later than the thirtieth day, or as soon thereafter as is reasonably practicable, following the date the Executive becomes subject to payment of the Excise Tax; provided, however, that if the amounts of such payment cannot be finally determined on or before such day, the Company shall pay to the appropriate taxing authorities on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payment (together with interest at the rate provided under IRC
     Section 1274(b)(2)(B)) as soon as the amount can be determined but no later than the sixtieth day after the date the Executive becomes subject to the payment of the Excise Tax, without the Executive's written consent.

          (iii) The  Gross-Up  Payment  (or  portion  thereof)  provided  for in subsection 7(i)(i) above shall be paid to the appropriate taxing authorities on behalf of the Executive not later than the required deposit date for taxes withheld in respect of the Payments; provided, however, that if the amount of such Gross-Up Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the appropriate taxing authorities on behalf of the Executive by such date an amount estimated in good faith by Counsel to be the minimum amount of such Gross-Up Payment and shall pay the remainder of such Gross-Up Payment (together with interest at the rate provided in IRC
     Section 1274(b)(2)(b)) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Payments. In the event that the amount of the estimated Gross-Up Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in IRC Section 1274(b)(2)(B)).

     Section 8. LEGAL FEES; REIMBURSEMENT OF CERTAIN EXPENSES

     The Company shall, within 10 days of the presentation of a statement therefor, pay directly the amount of any and all reasonable legal fees payable to attorneys retained by the Executive in his sole discretion and reasonable expenses incurred by the Executive in connection with (i) preparation of this Agreement, (ii) ascertaining his rights in the event of any termination of employment other than a voluntary termination of employment which is not for Good Reason, or (iii) obtaining or enforcing in good faith any right or benefit provided to the Executive by the Company pursuant to or in accordance with this Agreement. In addition, the Company hereby agrees that the amount of any such legal fees and expenses reimbursed to the Executive by the Company pursuant to or in accordance with this Agreement will not be taken into account by the Company in determining the aggregate compensation paid or payable to the Executive under this Agreement, except to the extent the amount reimbursed is required to be taken into account in determining the amount of any Excise Tax or for purposes of complying with any other requirement of federal, state or local law.

     Section 9. INDEMNIFICATION

     The Company shall indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the laws of the State of Delaware, as in effect at the time of the subject act or omission, or the Certificate of Incorporation and By-Laws of the Company as in effect at such time or on the date of this Agreement, whichever affords or afforded greater protection to the Executive; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense hereof and the employment of counsel and payment of all fees and expenses.

     Section 10. TAXES

     The Company shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

     Section 11. CONFIDENTIALITY

     Unless otherwise required by law or judicial process, the Executive shall retain in confidence after termination of the Executive's employment with the Company pursuant to this Agreement all confidential information known to the Executive concerning the Company and its business for the shorter of one (1) year following such termination or until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive's actions.

     Section 12. COVENANTS NOT TO COMPETE OR INTERFERE

     During the term of this Agreement and for a period ending one (1) year from and after the termination of the Executive's employment hereunder, the Executive will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

     (a) Solicit or accept business (i) from any clients of the Company or its affiliates, (ii) from any prospective clients whose business the Company or any of its affiliates is in the process of soliciting at the time of the Executive's termination, or (iii) from any former client which had been doing business with the Company within one (1) year prior to the Executive's termination;

     (b) Solicit any employee of the Company or its affiliates to terminate such employee's employment with the Company; or

     (c) Engage in any business of the type performed by the Company in the geographic areas where the Company is actively doing business or soliciting business at the time of the Executive's termination. Nothing contained in this Section shall prohibit the Executive from making investments in or from serving as an officer or employee of a firm or corporation which is not directly or indirectly engaged in the same type of business as the Company. Notwithstanding the first sentence of this Section 12, the prohibition described in this clause
(c) shall not apply if the Executive's employment is terminated by the Company without Cause or is terminated by the Executive for Good Reason.

     It is the desire  and intent of the  parties  that the  provisions  of this
Section 12 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 12 shall be adjudicated to be invalid or unenforceable, this Section 12 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 12 in the particular jurisdiction in which such adjudication is made.

     Section 13. SUCCESSORS; BINDING AGREEMENT

     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) Unless otherwise occurring by operation of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (a "Successor Company") to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, that no such succession shall relieve the Company of its obligations hereunder unless the assumption of this Agreement by a Successor Company is approved in writing by the Executive.

     Section 14. NOTICE

     For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

                           Mr. Arthur T. Shorin
                           c/o The Topps Company, Inc.
                           One Whitehall Street
                           New York, New York  10004-2109

         With a copy to:

                           Sanford Ehrenkranz, Esq.
                           Ehrenkranz & Ehrenkranz
                           375 Park Avenue
                           New York, NY  10152

         If to the Company:

                           The Topps Company, Inc.
                           Attn.:  Chief Financial Officer
                           One Whitehall Street
                           New York, New York  10004-2109

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     Section 15. SURVIVORSHIP

     The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Sections 5 through 9 and 11 through 18 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     Section 16. MISCELLANEOUS

     The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of the Executive, other than the Supplemental Pension Agreement (except as specifically provided herein) and the Company Compensation Plans. The parties further agree that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in the Supplemental Pension Agreement or the Company Compensation Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

     Section 17. VALIDITY

     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

     Section 18. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused its name to be ascribed to this Agreement by its duly authorized representative and the Executive has executed this Agreement as of the date and the year first above written.


                                        THE TOPPS COMPANY, INC.



                                        By:  /s/ C. Jessup
                                             -----------------
                                        Name: Catherine Jessup
                                        Title: VP-Chief Financial Officer




                                        /s/ Arthur T. Shorin
                                        ---------------------------
                                        Arthur T. Shorin, Executive